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                                                                 Exhibit (a)(12)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is being made solely by the Offer to Purchase, dated November 18, 1999, and the related Letter of Transmittal. The Offer is being made to all holders of Shares; provided that the Offer is not being made to, nor will tenders be accepted from, or on behalf of holders of Shares in any jurisdiction in which making the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction the securities laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed made on behalf of the Company by Morgan Stanley & Co. Incorporated or J.P. Morgan Securities Inc. or one or more brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH

                                       BY

                                 NEW AAP LIMITED
                                       FOR
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                             AMWAY ASIA PACIFIC LTD.
                                       AT

                                $18.00 PER SHARE

    New AAP Limited, a Bermuda corporation ("Purchaser"), offers to purchase all the outstanding shares of the Common Stock of Amway Asia Pacific Ltd., a Bermuda corporation ("AAP"), par value $.01 per share (the "Common Stock" or "Shares"), that are beneficially owned by all shareholders of AAP, in accordance with the terms and conditions described or referred to in the Offer to Purchase and the related Letter of Transmittal (the "Offer"). The Offer is being made pursuant to the Tender Offer and Amalgamation Agreement (the "Amalgamation Agreement"), dated November 15, 1999, among AAP, Purchaser and Apple Hold Co., L.P., a limited partnership organized under the laws of Bermuda ("Hold Co."). Hold Co. is the parent of Purchaser and an entity controlled and beneficially owned, directly and indirectly, by the principal shareholders of AAP, along with certain corporations, trusts, foundations and other entities established by or for the benefit of the principal shareholders and their respective families (collectively, the "Principal Shareholders"). The Amalgamation Agreement provides for, among other things, Purchaser to first conduct the Offer and then for AAP and Purchaser to amalgamate (the "Amalgamation"), with AAP continuing as the surviving company, in a cash transaction. In certain circumstances, a compulsory purchase of Shares for cash may occur in lieu of the Amalgamation. The purchase price for each share of Common Stock purchased in the Offer will be $18.00 in cash (the "Purchase Price"). There will be deducted from the Purchase Price paid to each holder any U.S. backup or other applicable withholding taxes which may be required to be withheld. The Offer is for all Shares of AAP or any lesser number of Shares tendered and not withdrawn.

    Purchaser has been informed by the Principal Shareholders that they will not tender their Shares in response to the Offer. The Principal Shareholders will contribute their Shares ("Non-Tendered Shares") to Hold Co. contemporaneously with the consummation of the Offer.

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   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
   TIME, ON DECEMBER 17, 1999, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

    THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED OR SUBJECT TO ANY OTHER CONDITIONS.

    THE BOARD OF DIRECTORS OF AAP (WITH MESSRS. RICHARD M. DEVOS, JR., DOUGLAS
L. DEVOS AND STEPHEN A. VAN ANDEL NOT PARTICIPATING) (THE "DISINTERESTED DIRECTORS") HAS UNANIMOUSLY (1) DETERMINED THAT THE OFFER AND THE AMALGAMATION ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES, OTHER THAN NON-TENDERED SHARES (THE "PUBLIC SHAREHOLDERS"), (2) APPROVED, AUTHORIZED AND ADOPTED THE AMALGAMATION AGREEMENT AND (3) RESOLVED TO RECOMMEND THAT THE PUBLIC SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN RESPONSE TO THE OFFER. EACH HOLDER MUST MAKE ITS OWN DECISION WHETHER TO TENDER SHARES, AND, IF SO, HOW MANY SHARES TO TENDER. THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE MAKING A DECISION TO TENDER.

    All Shares validly tendered and not withdrawn on or prior to the Expiration Date (as defined below) will be purchased at the Purchase Price, subject to the terms and conditions of the Offer. The term "Expiration Date" means 12:00 midnight, New York City time, on December 17, 1999, unless and until Purchaser, in its sole discretion has extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" will refer to the latest time and date at which the Offer as so extended by Purchaser will expire. Only Shares validly tendered and not withdrawn on or prior to the Expiration Date will be eligible for purchase. Shares not validly tendered will be returned without delay following the Expiration Date.

    Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless they have been accepted for payment by Purchaser, may also be withdrawn at any time after 60 days from the Commencement Date of November 18, 1999.

    In order to withdraw Shares, a written or facsimile transmission notice of withdrawal must be received by the Depositary (as defined in the Offer to Purchase) on or prior to the Expiration Date at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (as defined in the Offer to Purchase) (except in the case of Shares tendered by an Eligible Institution) must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of Shares, the name of the registered holder (if different from that of the tendering holder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

    THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY TENDERS ARE MADE. The information required to be disclosed by Rule 14d-6 under the Securities Exchange Act of 1934 is contained in the Offer to Purchase and is incorporated herein by reference. The Offer to Purchase and the related Letter of Transmittal are being mailed to all record holders of Shares as of November 17, 1999, and are being furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on AAP's stockholder list as of such date or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

    Additional copies of the Offer to Purchase and the Letter of Transmittal may be obtained from the Information Agent or the Dealer Managers and will be furnished promptly at Purchaser's expense.

                     The Information Agent for the Offer is:

                                   GEORGESON
                                  SHAREHOLDER
                              COMMUNICATIONS INC.

                                 17 State Street
                            New York, New York 10004
                 Banks and Brokers Call Collect: (212) 440-9800
                                       or
                    All Others Call Toll-Free: (800) 223-2064

                     The Dealer Managers for the Offer are:

MORGAN STANLEY DEAN WITTER
                                                        J.P. MORGAN & CO.
Morgan Stanley & Co. Incorporated                        60 Wall Street
      One Financial Place                            New York, New York 10260
    440 South LaSalle Street                     (877) 576-0606 (call toll-free)
       Chicago, IL 60605
    (312) 706-4411 (call collect)

November 18, 1999